PRESS RELEASE
August 9, 2007

CENTURY CASINOS REPORTS SECOND QUARTER 2007 EARNINGS

COLORADO SPRINGS, Colorado – Century Casinos, Inc. (NASDAQ Capital Market and the Vienna Stock Exchange: CNTY) reported net operating revenues of $22,673,000 for the quarter ended June 30, 2007, compared to net operating revenues of $11,869,000 for the quarter ended June 30, 2006. Casino revenue increased by $10,229,000 or 91% for the quarter ended June 30, 2007 over the same 2006 period, primarily due to the opening of the casino in Central City, Colorado on July 11, 2006, the opening of the casino in Edmonton, Alberta, Canada on November 17, 2006 and the opening of a new casino in Newcastle, South Africa in December 2006.

For the quarter ended June 30, 2007, the Company reported net earnings of $1,041,000 or $0.05 per share compared to net earnings of $1,331,000 or $0.06 per share for the quarter ended June 30, 2006. The decrease is primarily due to increased interest charges and increased depreciation charges resulting from our new properties.  Adjusted EBITDA* for the second quarter of 2007 was $4,590,000 compared to $2,214,000 in the second quarter of 2006, a 107% increase. For the quarter ended June 30, 2007, earnings from operations increased $1,328,000, or 126%, compared to the quarter ended June 30, 2006, primarily the result of the opening of the three casinos mentioned above. On a Company-wide basis, casino operating margins** for the quarter ended June 30, 2007 were 60.6% compared to 61.3% for the same period in 2006 primarily due to increased marketing efforts and associated expenses at our casinos.

For the six months ended June 30, 2007, the Company reported net earnings of $2,583,000, or $0.11 per basic share, compared to net earnings of $3,021,000, or $0.13 per basic share, for the six months ended June 30, 2006. The Company reported a 105% increase in net operating revenue to $43,734,000 for the six months ended June 30, 2007 from $21,345,000 in the same 2006 period. Adjusted EBITDA* for the six month period was $9,796,000 in 2007 compared to $4,606,000 in the same 2006 period. The decrease in net earnings for the six months ended June 30, 2007 is primarily due to increased interest charges and depreciation charges relating to our new properties.

Management believes that a string of severe winter storms negatively affected our businesses in Colorado for approximately seven straight weeks beginning in December 2006 and ending in January 2007, which consequently had a negative impact on year to date reported earnings and adjusted EBITDA*.

Cripple Creek, Colorado

Three months ended June 30, 2007 vs. 2006

 Net operating revenue at Womacks Casino in Cripple Creek, Colorado increased to $4,440,000, or 11.9%, for the second quarter of 2007 compared to $3,968,000 reported for the same period in 2006.  Total operating expenses increased $272,000, or 9.4%, to $3,156,000 in the second quarter of 2007 from $2,884,000 in the second quarter of 2006. Casino operating margins** decreased to 69.2% for the second quarter of 2007 from 73.4% for the same 2006 quarter due primarily to increased marketing efforts and related expenses.  Net earnings reported for Womacks in the second quarter of 2007 were $793,000 compared to $616,000 in the second quarter of 2006.   Womacks’ adjusted EBITDA* for the second quarter of 2007 was $1,678,000 compared to $1,494,000 in the second quarter of 2006.

* See discussion of adjusted EBITDA below.
** See discussion of casino operating margins below.

Six months ended June 30, 2007 vs. 2006

Womacks’ casino revenue was $9,350,000 for the first six months of 2007 compared to $8,642,000 for the first six months of 2006. Casino expenses increased from $2,363,000 in the 2006 period compared to $2,928,000 for the 2006 period, primarily due to the increase in gaming revenues and increased casino marketing efforts. Net earnings reported for Womacks for the first six months of 2007 were $1,347,000 compared to $1,169,000 for the first six monts of 2006.

As part of the effort to provide our guests with the latest exciting games in a new, relaxed and convenient atmosphere, the casino is currently undergoing a $1.4 million renovation project expected to be completed for the Christmas season.

Central City, Colorado

Three months ended June 30, 2007 vs. 2006

We opened a casino and hotel in Central City, Colorado on July 11, 2006.  Prior to July 11, 2006, operating expenses consisted primarily of pre-opening and non-capitalizable construction expenses. For the three months ended June 30, 2007, net operating revenue at this facility was $5,060,000. Casino operating margins** were 62.9% for the three months ended June 30, 2007, which continues to be below our expectations. Although revenues have not yet met our expectations, gaming revenue has grown consistently since opening, with our highest monthly revenue occurring in June 2007. Management is continuing to evaluate methods to increase revenues at the property. Management has focused on the development of the casino’s player club memberships, with results being better than expected. We now have approximately 63,000 players in our player club database. Having built this database through customer visits, management’s marketing strategy will focus on direct marketing to these players. The Central City operation reported net earnings of $50,000 for the quarter ended June 30, 2007.  Central City’s adjusted EBITDA* for the second quarter of 2007 was $1,078,000.

Six months ended June 30, 2007 vs. 2006

For the six months ended June 30, 2007, net operating revenue at this facility was $9,575,000, the highest at any of our properties. Casino operating margins** were 61.4% for the six months ended June 30, 2007. The Central City operation reported a net loss of $5,000 for the six months ended June 30, 2007. Central City’s adjusted EBITDA* for the first six months of 2007 was $2,133,000.

Edmonton, Alberta, Canada

Three months ended June 30, 2007 vs. 2006

We opened a casino and hotel in Edmonton, Alberta, Canada on November 17, 2006. Prior to this date, operating expenses for this segment consisted primarily of pre-opening and non-capitalizable construction expenses. Edmonton reported $4,480,000 in net operating revenue for the quarter ended June 30, 2007.  Casino operating margins** were 64.2% in the second quarter of 2007. Due to poor attendance, the dinner theater has been closed. Management’s current plan is to reopen the facility as a conference center/showroom. Edmonton reported net earnings of $298,000 and adjusted EBITDA* of $1,162,000 in the second quarter 2007.

 * See discussion of adjusted EBITDA below.
** See discussion of casino operating margins below.

Six months ended June 30, 2007

Edmonton reported $8,632,000 in net operating revenue for the six months ended June 30, 2007.  Casino operating margins** were 62.3% for the six months ended June 30, 2007. Delays in opening the property’s hotel hampered hotel, food and beverage revenues for the period. The hotel opened in March 2007. Operating results of the hotel subsequent to opening have been below our expectations, primarily a result of low weekday occupancy rates. Management is currently reviewing the cost and staffing structure of the operation to bring them in line with current revenue levels.

In addition, the casino has received permission from the Alberta Gaming and Liquor Commission to gradually increase the number of slot machines by nine percent, from 600 to a total of 654, until the beginning of September 2007. We expect to have 654 machines in operation by September 2007.

Caledon, South Africa

Three months ended June 30, 2007 vs. 2006

A deterioration of the Rand, quarter over quarter, has had a significant impact on the results reported in dollars. As a result, Caledon’s casino revenue decreased 3.2% to $3,810,000 for the second quarter of 2007 compared to $3,934,000 reported in the second quarter of 2006. Casino revenue, in Rand, increased by 7.7% to ZAR 27,096,000 for the second quarter of 2007 compared to ZAR 25,167,000 in the second quarter of 2006 primarily from slot machine win and a 4% increase in the average number of slot machines for the quarter. The Caledon recently increased the number of slot machines on the floor to 370. Casino expenses decreased 4.2% from the second quarter of 2006 to the second quarter of 2007 primarily the result of the deterioration of the Rand. Casino expenses, in Rand, increased 5.8% to ZAR 10,564,000 for the second quarter of 2007 compared to ZAR 9,985,000, primarily due to incremental fees on gaming revenues and increased advertising expenses.  Casino operating margins** (based on the Rand) were 61.0% for the three months ended June 30, 2007 compared to 60.3% for the same period in 2006. Net earnings in the second quarter of 2007 were $844,000 compared to $736,000 in the second quarter of 2006, primarily the result of the property’s ability to leverage its overhead. In addition, dividends of $57,000 were paid to preference shareholders during the second quarter of 2007. Caledon’s adjusted EBITDA* for the second quarter of 2007 was $1,797,000 compared to $1,665,000 in the second quarter of 2006.

Six months ended June 30, 2007 vs. 2006

Caledon’s casino revenue in USD decreased by $547,000 to $7,457,000 for the six months ended June 30, 2007, the result of the deterioration of the Rand. Casino revenue, in Rand, increased by 6.3% during the first six months of 2007 to ZAR 53,433,000 compared to ZAR 50,268,000 in 2006. Casino expenses, in Rand, increased by ZAR 1,723,000, or 9.1% during the first six months of 2007 compared to 2006. Casino operating margins**, excluding the effect of the Rand/Dollar conversion rate, declined to 61.2% for the six months ended June 30, 2007 from 62.2% for the six months ended June 30, 2006. Net earnings for the first six months of 2007 were $1,509,000 compared to $1,882,000 for the first six months of 2006. The decrease in net earnings is primarily due to the payment of dividends to preference shareholders of approximately $276,000 during the six months ended June 30, 2007 and the impact of the deterioration of the Rand.

* See discussion of adjusted EBITDA below.
** See discussion of casino operating margins below.

Newcastle, South Africa

Three months ended June 30, 2007 vs. June 30, 2006

We acquired our interest in Newcastle, South Africa on April 1, 2006. Between April 1, 2006 and December 2, 2006, the operations of the casino were limited and our efforts were focused on the construction of a new facility. For the three months ended June 30, 2007, net operating revenue at the new facility was $3,057,000 compared to net operating revenues of $2,050,000 at the original property. Casino operating margins** for the three months ended June 30, 2007 were 60.8%, generally consistent with our other South Africa property. The Newcastle operation provided the Company with net earnings of $276,000 for the quarter ended June 30, 2007 compared to $270,000 for the quarter ended June 30, 2007. The increase in net earnings is primarily due to increased earnings from operations at the new property offset by increased interest charges incurred on the debt used to construct the new casino and the deterioration of the Rand versus the Dollar.  Newcastle’s adjusted EBITDA* for the three months ended June 30, 2007 was $1,087,000 compared to $686,000 for the three months ended June 30, 2006.

Six months ended June 30, 2007

For the six months ended June 30, 2007, Newcastle’s casino operating revenues were $5,050,000. Casino operating margins** for the six months ended June 30, 2007 were 58.4%. The casino provided the Company with net earnings of $537,000 and adjusted EBITDA* of $1,978,000 for the period ended June 30, 2007.

The Company will post a slide show presentation of the results of operations for the second quarter of 2007 on its web site at www.centurycasinos.com on Thursday, August 9, 2007.

On Friday, August 10, 2007, Century Casinos will host a “Q2 2007 Earnings” conference call, at 9:00am EST; 3:00pm CET respectively. US domestic participants please dial +1-800-909-5202, all other international participants please use +1- 785-830-7975 to dial-in. For a recording of the call, please visit our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion of adjusted EBITDA below.
** See discussion of casino operating margins below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
Amounts in thousands, except for share information

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2007	2006	2007	2006
Operating Revenue:
Casino	$21,489	$11,260	$41,378	$20,406
Hotel, food and beverage	2,979	1,272	5,846	2,354
Other	446	321	939	470
	24,914	12,853	48,163	23,230
Less promotional allowances	2,241	984	4,429	1,885
Net operating revenue	22,673	11,869	43,734	21,345

Operating Costs and Expenses:
Casino	8,473	4,357	16,568	7,654
Hotel, food and beverage	2,542	1,000	5,125	1,830
General and administrative	6,984	4,516	12,785	7,559
Impairments and other write-offs, net of (recoveries)	40	7	25	15
Depreciation	2,304	933	4,323	1,705
Total operating costs and expenses	20,343	10,813	38,826	18,763
Earnings from Unconsolidated Subsidiary	54	-	54	-
Earnings from Operations	2,384	1,056	4,962	2,582

Non-Operating Income (Expense):
Interest income	443	319	717	597
Interest expense	(1,699)	(411)	(3,631)	(615)
Other (expense) income, net	(41)	225	787	319
Non-operating (expense) income, net	1,297	133	(2,127)	301
Earnings before Income Taxes, Minority Interest and Preferred Dividends	1,087	1,189	2,835	2,883
Provision for income taxes	304	105	628	461
Earnings before Minority Interest and Preferred Dividends	783	1,084	2,207	2,422
Minority interest in subsidiary losses, net	315	247	652	599
Preferred dividends issued by subsidiary	(57)	-	(276)	-
Net Earnings	$1,041	$1,331	$2,583	$3,021

Earnings Per Share:
Basic	$0.05	$0.06	$0.11	$0.13
Diluted	$0.04	$0.06	$0.11	$0.13

Reconciliation to adjusted EBITDA*
Net Earnings	$1,041	$1,331	$2,583	$3,021
Minority interest	(315)	(247)	(652)	(599)
Interest income	(443)	(319)	(717)	(597)
Interest expense	1,699	411	3,631	615
Income tax expense	304	105	628	461
Depreciation	2,304	933	4,323	1,705
Adjusted EBITDA	$4,590	$2,214	$9,796	$4,606

* See discussion of adjusted EBITDA below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Amounts in thousands

	June 30, 2007	December 31, 2006
Assets
Current Assets	$19,752	$41,167
Other Assets	168,248	156,693
Total Assets	$188,000	$197,860

Liabilities and Shareholders’ Equity
Current Liabilities	22,293	35,991
Non-Current Liabilities	61,469	61,442
Shareholders’ Equity	104,238	100,427
Total Liabilities and Shareholders’ Equity	$188,000	$197,860

*Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization and minority interest, is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America.  Management believes that adjusted EBITDA is a valuable measure of the relative performance among its operating segments.  The gaming industry commonly uses adjusted EBITDA as a method of arriving at the economic value of a casino operation.  Management uses adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the interest income, interest expense, income tax expense, depreciation, amortization and minority interest expense associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies.

**We define casino operating margins as casino revenues less casino expenses divided by casino revenues.  Management uses this measure to evaluate the efficiency of our casino operations.

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About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Edmonton, Alberta, Canada, and the Century Casino Millennium in the Marriott Hotel in Prague, Czech Republic; operates the casinos aboard the Silver Cloud, The World of ResidenSea, and the vessels of Oceania Cruises; owns a 65% interest in, and has a management contract for, Century Casino & Hotel in Central City, Colorado. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven casinos and one slot arcade in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our new website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2007. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.